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Exhibit 99.1

Dot Hill Converts Preferred Stock into Common Stock

CARLSBAD, Calif.—May 2, 2003—Dot Hill Systems Corp. (AMEX: HIL) today announced it has converted all of its outstanding shares of preferred stock into 1,846,153 shares of common stock. The preferred shares were originally sold in a private placement in December 2002 and carried a 7 percent dividend. The preferred shares were converted into shares of Dot Hill's common stock at a per share price of $3.25. In accordance with the terms of the private placement, Dot Hill became entitled to convert the preferred shares into common stock as of the close of market on Thursday, May 1, 2003, at which point the market price of Dot Hill's common stock had exceeded $6.50 per share for 15 consecutive trading days.

"The structure of the private placement in December of last year was the right deal at the right time," said James Lambert, Dot Hill's president and CEO. "Converting the preferred shares to common stock allows us to eliminate further accrual of the 7 percent dividend rate and the other preferences attached to the preferred shares."

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® family of storage systems, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet, SANscape, and SANpath and are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.

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  Exhibit 99.1